Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into as of the 20th day of August, 2008, and made effective retroactive to the 25th day of July, 2008 (the “Effective Date”), by and between Timothy B. Page (“Employee”) and Quality Distribution, Inc. (the “Company”).

WHEREAS, Employee has been employed by Company; and

WHEREAS, Employee and Company have mutually agreed that it is desirable to end Employee’s employment with Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, Employee and Company, intending to be legally bound and in consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, hereby agree as follows:

1.	Resignation. Employee and Company mutually agree that Employee will resign from his employment effective November 28, 2008 (the “Termination Date”).

2.	Cooperation. During the period between the Effective Date and the Termination Date, Employee agrees to serve in the position of Advisor to the CEO, fully cooperate with the Company and perform duties assigned by the CEO to the best of his ability. Failure to comply with this provision will void this Agreement and any benefits derived from it and the Employee shall be entitled to the benefits outlined in this original Employment contract. In addition to other assignments requested by the CEO, the Employee will specifically work on the four special projects/deals assigned to him by the CEO.

3.	Accrued Pay. Employee will be paid his accrued salary for his services through the close of business on the Termination Date, in accordance with normal payroll cycles

4.	Severance Period; Severance Payments. For a period of 52 weeks following the Termination Date (the “Severance Period”), Employee shall be paid at his current base salary, in accordance with the normal payroll cycles. Employee shall not be entitled to any bonus or other cash compensation during the Severance Period.

5.

Health Benefits; COBRA. The Employee shall receive medical, dental and vision coverage (if applicable) during the Severance Period at the applicable rates as all other employees, including new rates that become applicable for 2009. The Employee’s COBRA benefits (18 month eligibility) will start effective on the first day of the Severance Period. During the first 52 weeks, the Company will pay for the benefit except for the Employee portion. After 52 weeks, if the Employee elects to remain on COBRA, the Employee will be responsible for the entire COBRA payment. If the Employee obtains other employment that offers medical, dental, and vision coverage within the Severance Period, or otherwise becomes eligible for such coverage within the Severance Period, the Employee shall be required to elect those benefits and cease COBRA coverage from Company.

6.	Life Insurance. All life insurance coverage will cease as of the first day of the Severance Period.

7.	Disability Insurance. Short term and long term disability coverage cease as of the first day of the Severance Period.

8.	Stock Options. The 37,500 options scheduled to vest on December 1, 2008 will vest on the first day of the Severance Period. Any other unvested options will be forfeited. Any vested options (including any options vested prior to the Termination Date) will be eligible to be exercised through February 28, 2010, at which time any unexercised vested options will expire. Employee may use the Company’s cashless exercise program, if such a program is in effect at the time of exercise, for payment of the exercise price. Employee shall not be entitled to the grant or issuance of any stock option after the Effective Date.

9.	Restricted Stock. All current unvested restricted stock will vest on the first day of the Severance Period. Employee shall not be entitled to the grant or issuance of any restricted stock after the Effective Date.

10.	401(k); Deferred Compensation. If applicable, 401(k) contributions and deferred compensation contributions can only be deducted through the Termination Date.

11.	Unemployment Compensation. If Employee elects to file for Unemployment Compensation and collect weekly benefits during the Severance Period, Employee agrees that the Company may deduct an amount equal to the unemployment benefits from Employee’s severance payments.

12.	Future Assistance. The Employee agrees that he shall cooperate with Company in the future should the Company need information, testimony or other material relating to the Employee’s employment with the Company. The Company agrees to reimburse the Employee for any expenses incurred or loss suffered as a result of providing such cooperation.

13.	General Release By Employee.

a.	In consideration for the foregoing, the Employee, individually and on behalf of , as applicable, Employee’s agents, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, and anyone else who has or may have a claim by or through him, hereby irrevocably releases and discharges Company and the Other Released Parties (as defined below) from any and all Claims and Controversies (as defined below); provided, however, that nothing in this Agreement will be considered a release of Employee’s claims, if any, for Employee’s right to enforce the terms of this Agreement.

b.	For purposes of this Agreement, the term “Other Released Parties” means, as applicable, Company and its subsidiaries and affiliated entities, along with their respective officers, directors, shareholders, employees, contractors, agents, and representatives.

c.

For purposes of this Agreement, the term “Claims and Controversies” means any and all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys’ fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including without limitation, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000e et seq., as amended (including the Civil Rights Act of 1991), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq., as amended, the Equal Pay Act of 1963 (EPA), 29 U.S.C. §§ 201 et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq., as amended, the Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. §§ 12101 et seq., as amended, the Rehabilitation Act of 1973, 29 U.S.C. §§ 794 et seq., as amended, the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§ 1001 et seq., as amended, the Consolidated Budget and Reconciliation Act of 1985 (COBRA), §§ 1161 et seq., as amended, the Fair Labor Standards Act (FLSA), 29 U.S.C. §§ 201 et seq., as amended, the Family and Medical Leave Act (FMLA), 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act (LMRA), 29 U.S.C. §§ 141 et seq., as amended, the Employee Polygraph Protection Act, 29 U.S.C. §§ 2001 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Occupational Safety and Health Act (OSHA), 29 U.S.C. §§ 651 et seq., as amended, the Electronic Communications Privacy Act, 18 U.S.C. 2510 et seq., and 2701 et seq., as amended, the Uniform Services Employment and

Re-Employment Rights Act, 38 U.S.C. §§ 4301 et seq., as amended, the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, as amended, the Florida Civil Rights Act (“FCRA”), Chapter 760, Florida Statutes, all other applicable state and federal fair employment laws, state and federal equal employment opportunity laws, and state and federal labor statutes and regulations, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law (including without limitation, breach of express or implied contract, wrongful discharge in violation of public policy, breach of covenant of good faith and fair dealing, promissory estoppel, quantum meruit, fraud, fraud in the inducement, fraud in the factum, statutory fraud, negligent misrepresentation, defamation, libel, slander, slander per se, retaliation, tortious interference with prospective contract, tortious interference with business relationship, tortious interference with contract, invasion of privacy, intentional infliction of emotional distress, and any other common law theory of recovery, whether legal or equitable, negligent or intentional), or otherwise, whether known or unknown to the parties, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, directly or indirectly arising out of or relating to any and all disputes now existing between Employee on the one hand, and Company on the other hand, whether related to or in any way growing out of, resulting from or to result from Employee’s employment with and/or termination from Company, for or because of any matter or thing done, omitted, or allowed to be done by Company or the Other Released Parties, as applicable, for any incidents, including those past and present, which existed or may have existed at any time prior to and/or contemporaneously with the execution of this Agreement, including all past, present, and future damages, injuries, costs, expenses, attorney’s fees, other fees, effects and results in any way related to or connected with such incidents.

d.	Employee understands and acknowledges that he is releasing Claims and Controversies of which he may not be aware. This is Employee’s knowing and voluntary intent, even though Employee recognizes that some day he might learn that some or all of the facts that he currently believes to be true are untrue and even though he might then regret having entered into this Agreement. Nevertheless, Employee is assuming that risk and agrees that this Agreement shall remain effective in all respects in any such case. It is further understood and agreed that Employee is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in his favor at the time of signing the release which, if known by him, would have materially affected his settlement with the party being released, and Employee understands the significance of doing so

e.	Employee understands and acknowledges that this Section 13 constitutes an essential material term of this Agreement.

14.	No Violation. It is specifically understood and agreed that this Agreement shall not in any way be construed as an admission that Company has violated any federal, state or local law or common law duty, or that any action taken by the Company with respect to the Employee has been unwarranted, unjustified, discriminatory or otherwise unlawful.

15.	Severability. The provisions of this Agreement are severable, and if any provision of this Agreement is found to be invalid or unenforceable, in whole or in part, all other provisions of this Agreement shall remain unaffected and in full force and effect.

16.	Voluntary Agreement; Review and Revocation Period. The Employee hereby acknowledges that he is acting of his own free will, without any duress, undue pressure or influence of any kind, that he has been afforded a period of not less than twenty-one (21) days within which to read and consider the terms of this Agreement, that he has been encouraged to seek the advice of counsel with respect to this Agreement, and that he fully understands all of the provisions and effects of this document. In addition, the Employee hereby acknowledges that he has not relied on any promises, representations, inducements, or warranties other than those contained herein. The Employee acknowledges that he remains free to revoke this Agreement for a period of seven (7) days following the execution by him of this Agreement (the “Revocation Period”) by providing written notice to Company of his intention to revoke within the Revocation Period. The Employee further understands that this Agreement shall not become effective or enforceable until the Revocation Period has expired. Employee understands and acknowledges that he shall relinquish any right he has to the compensation and benefits set forth in this Agreement if he exercises his right to revoke this Agreement. If Employee has not exercised his right to revoke this Agreement within the Revocation Period, this Agreement shall become irrevocable automatically at the close of business (5:00 p.m. Eastern time) on the last day of the Revocation Period.

17.	Restrictive Covenants. The Employee agrees to be bound by the restrictive covenants and other provisions set forth in Appendix A, which is attached hereto and made a part of this Agreement.

18.	Headings. The headings contained in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

19.	Governing Law; Choice of Forum. This Agreement shall be governed by, and construed and enforced under, the laws of the State of Florida, without regard to the choice of law provisions thereof. The exclusive venue for any action arising from, or brought to enforce, this Agreement shall be the state or federal courts located in Hillsborough County, Florida.

20.	Entire Agreement; Amendment. This Agreement contains the entire understanding between Employee and Company relating to the subject matter contained herein. This Agreement supersedes all other agreements (including, but not limited to, the Employment Agreement between Employee and Company dated November 1, 2004), oral understandings, or other agreements or representations between Employee and Company that have not been specifically incorporated into this Agreement. Employee’s compensation as set forth in this Agreement is in consideration of Employee’s performance of his obligations under this Agreement and not in consideration of Employee’s services to the Company prior to the Effective Date. No change, alteration, or modification of this Agreement shall be effective unless made in writing and signed by both Employee and Company.

IN WITNESS WHEREOF, the parties have set their hands and seals to this Separation Agreement and General Release as of the date written below.

Date: August 20, 2008	/s/ TIMOTHY B. PAGE
Timothy B. Page

Date: August 20, 2008	QUALITY DISTRIBUTION, INC.

	By:	/s/ GARY R. ENZOR
	Name:	Gary R. Enzor
	Title:	President and Chief Executive Officer

Appendix A

RESTRICTIVE COVENANTS

In consideration of the severance payments and benefits contained in the Agreement, along with the provision by the Company of trade secrets and confidential information to Employee, the Company’s introduction to Employee of its clients and customers, and other good and valuable consideration, Employee agrees to be bound as follows:

1. NON-COMPETE

During the term of Employee’s employment and for a period of 24 months after the Termination Date, Employee will not, either on his own behalf or on behalf of any other person, firm or entity, individually or collectively, directly or indirectly: (i) engage in the bulk trucking, transloading, bulk tank cleaning, or bulk container business, or any other business in which Company or any of its subsidiaries are engaged as of the Termination Date (collectively, the “Company Business”) in any geographic area in which Company or any of its subsidiaries participated in the Company Business during the last 36 months prior to the Termination Date; or (ii) compete with Company or any of its subsidiaries, or participate as an agent, employee, officer, consultant, advisor, representative, stockholder, partner, member, joint venture, or in any other capacity, or have any direct or indirect financial interest, in any enterprise that has any material operations engaged in the Company Business in any geographic area in which Company or any of its subsidiaries participated in the Company Business during the last 36 months prior to the Termination Date (iii) engage in any business relationship with any affiliate of the Company (iv) engage in any manner with any Company that the Company has dealt with in any manner as an acquisition or acquisition candidate ; provided, however, that nothing contained herein shall prohibit Employee from owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which Employee does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor; or being employed by an enterprise that engages in the Company Business, but whose principal business is not the Company Business, if Employee’s involvement is limited to those operations that are not the Company Business.

2. CONFIDENTIALITY

Employee will not use or disclose any Confidential Information belonging to the Company, including its affiliates and subsidiaries. “Confidential Information” means information or data in written, electronic, or any other form, tangible or intangible, which is not generally known outside the Company. Confidential Information includes, but is not limited to:

(i) business, financial and strategic information, such as sales and earnings information and trends, material, overhead and other costs, profit margins, accounting information, banking and financing information, pricing policies, capital expenditure/investment plans and budgets, forecasts, strategies, plans and prospects.

(ii) organizational and operational information, such as personnel and salary data, information concerning the utilization or capabilities of personnel, facilities or equipment, logistics management techniques, methodologies and systems, methods of operation data and facilities plans, and including specifically the same information with respect to owner/operators and affiliate or Company terminals;

(iii) advertising, marketing and sales information, such as marketing and advertising data, plans, programs, techniques, strategies, results and budgets, pricing and volume strategies, catalog, licensing or other agreements or arrangements, and market research and forecasts and marketing and sales training and development courses, aids, techniques, instruction and materials.

(iv) product and merchandising information, such as information concerning offered or proposed products or services and the sourcing of the same, product or services specifications, data, drawings, designs, performance characteristics, features, capabilities and plans and development and delivery schedules.

(v) information about existing or prospective customers, suppliers, such as customer and supplier lists and contact information, customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing and rebate levels, credit information and contracts.

(vi) technical information, such as information regarding plant and equipment organization, performance and design, information technology and logistics systems and related designs, integration, capabilities, performance and plans, computer hardware and software, research and development objectives, budgets and results, intellectual property applications, and other design and performance data.

Employee will return to the Company upon termination of employment all property belonging to the Company, including all Confidential Information in a tangible form. The restriction in this paragraph on using or disclosing Confidential Information extends beyond Employee’s employment with the Company, so long as the Confidential Information is not generally known outside of the Company.

3. NON-SOLICITATION / NON - HIRE

During the term of Employee’s employment and for a period of 24 months after the Termination Date (the “Non-Solicitation Expiration”), Employee will not solicit or make any other contact with, directly or indirectly, any customer of the Company or any of its subsidiaries, who or which was a customer at any time during the twenty-four months prior to Employee’s Termination Date, with respect to the provision of any service to any such customer that is the same or substantially similar to any offered or provided to such customer by the Company or any of its subsidiaries.

Employee will not, prior to the Non-Solicitation Expiration, solicit or make any other contact regarding the Company or any of its subsidiaries with any union or similar organization which has a collective bargaining agreement, union contract or similar agreement with the Company or any Subsidiary or affiliate or which is seeking to organize employees of the Company or any Subsidiary, with respect to any employee of the Company or such union’s or similar organization’s relationship or arrangements with the Company or any subsidiary.

Employee will not, prior to the Non-Solicitation Expiration, solicit, hire, or make any other contact with, directly or indirectly, any person who is an employee or independent contractor (including, without limitation, any of the Company’s truck drivers, owner/operators, or affiliate terminal operators, or the employees or fleet owners associated with any affiliate terminal operator) of the Company or any of its subsidiaries or affiliates as or the Employee’s Termination Date (or any person who was employed by the Company or any of its subsidiaries or affiliates at any time during the three-month period prior to the Employee’s Termination Date) with respect to any employment services or other business relationship.

4. NON-DISPARAGEMENT

Employee will not make or publish, or cause to be made or published, any statement or information that disparages or defames the Company or any of its subsidiaries or affiliates, or any of their respective officers, directors, shareholders, employees or representatives.

5. REMEDIES

Employee acknowledges that irreparable damage would occur in the event of Employee’s breach of any of the provisions of this Appendix A. Therefore, in addition to any other remedy to which Company may be entitled at law or in equity, Company shall be entitled to an injunction to prevent any such breach by Employee and to enforce specifically the terms and provisions of this Appendix A.

6. SCOPE

If the scope of any restriction or requirement contained in this Appendix A is found by any court of competent jurisdiction to be too broad or restrictive to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Employee consents and agrees that the court may modify the scope of such restriction or requirement so as to permit its enforcement.

AGREED:

/s/ TIMOTHY B. PAGE
Timothy B. Page

DATE: August 20, 2008